EXHIBIT 99.1

Press Release	Source: Lifeway Foods Inc.
Lifeway Foods Reports Record Fourth Quarter, and 2005 Full Year Earnings Results
Wednesday March 29, 4:05 pm ET
— 4th Quarter Sales up 23%, Operating Income up 55%
— 4th Quarter Net Income jumps 108%
MORTON GROVE, Ill., March 29 /PRNewswire-FirstCall/ — Lifeway Foods Inc., (Nasdaq: LWAY - News), makers of a nutritious, milk-based cultured beverage called kefir, announced today for the fourth quarter ended December 31, 2005, sales increased 23% to $5,207,578 from $4,243,432 during the same period a year ago. Fourth quarter 2005 pre-tax income increased 63% to $1,059,401 from $648,905 during the same period a year ago. Earnings per share increased to $.08 per share for the fourth quarter 2005, from $.04 per share for the same three- month period in 2004.
For the full twelve months ended December 31, 2005, sales increased 23% to $20,131,654 from $16,319,210 during 2004. Pre-tax income increased 19% to $4,083,065 from $3,442,226 during the same period a year ago. Earnings per share increased to $.30 per share 2005, up from $.24 per share in 2004.
Edward Smolyansky, CFO commented, “We are extremely pleased with our fourth quarter results particularly with our operating margins. Even though we continued to see an increase in oil related costs such as transportation, utilities, and several raw materials, our fourth quarter operating margins increased to 17% in 2005, compared to 13% in the fourth quarter 2004.” Smolyansky added, “We also continue to strengthen our balance sheet and add shareholder value, and in 2005, stockholders equity increased by $1,980,570 to $19,898,767 at December 31, 2005, compared to $17,918,197 at December 31, 2004.”
Julie Smolyansky, CEO commented, “2005 was a milestone year for our company. Public interest for Lifeway Kefir is at an all time high, and we are pleased that the mainstream market is really beginning to accept all of our healthy products. We continue to gain distribution outlets all across the country, and continue to create new and innovative dairy products, and 2006 should be another great and exciting year for Lifeway Foods.”
About Lifeway Foods, Inc.
Lifeway, named as Forbes’ 38th best small business and Fortune Small Business’ 47th Fastest Growing Small Business, is America’s leading supplier of the cultured dairy product known as kefir. Kefir is a dairy beverage that contains ten types of “friendly,” active probiotic cultures. While most regular yogurt only contains two or three of these cultures, Lifeway kefir products offer more nutritional benefits. Lifeway offers 12 different flavors of its Kefir beverage, Organic Kefir and SoyTreat (a soy based kefir). Lifeway also produces a line of products marketed in US Hispanic communities, called La Fruta Drinkable Yogurt (yogurt drinks distinct from kefir). In addition to its line of Kefir products, the company produces a variety of cheese products and recently introduced a line of organic pudding called It’s Pudding!.
For more information, contact Lifeway Foods, Inc. at (847) 967-1010 or e-mail at info@lifeway.net and visit http://www.lifeway.net .
This news release contains forward-looking statements. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, competitive pressures and other important factors detailed in the Company’s reports filed with the Securities and Exchange Commission.

Lifeway Foods, Inc.
Condensed Consolidated Statement of Income

	(Unaudited)		(Audited)
	Three Months Ended		Twelve Months Ended
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
Sales	$5,207,578	$4,243,432	$20,131,654	$16,319,210
Cost of Goods Sold	3,056,527	2,430,417	11,664,065	9,034,971
Gross Profit	2,151,051	1,813,015	8,467,589	7,284,239
Operating Expenses	1,272,833	1,244,452	5,066,227	4,333,788
Income From Operations	878,218	568,563	3,401,362	2,950,451
Total other income	181,183	80,342	681,703	491,775
Pre-tax income	1,059,401	648,905	4,083,065	3,442,226
Income taxes	352,113	309,262	1,534,592	1,390,167
Net income	707,288	339,643	2,548,473	2,052,059
Per Share Earnings	$.08	$.04	$.30	$.24
Wtg. Ave. Shares	8,404,496	8,439,159	8,404,496	8,439,159

	Consolidated Balance Sheet
	(Audited)
	Twelve Months Ended
	December 31, 2005	December 31, 2004
Current Assets	$16,287,305	$15,783,019
Property, Plant, Equip.	7,751,446	3,420,138
Total Assets	24,464,757	19,687,967
Current Liabilities	1,313,718	882,190
Long-term Debt	2,903,349	463,541
Stockholders Equity	$19,898,767	$17,918,197
Source: Lifeway Foods Inc.